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                         ADVANCED POWER TECHNOLOGY, INC.

                              EMPLOYMENT AGREEMENT

                                (SALES PERSONNEL)


     THIS EMPLOYMENT AGREEMENT is made and entered into this 19 day of SEPTEMBER 1988, by and between ADVANCED POWER TECHNOLOGY, INC., a Delaware corporation ("Company") and THOMAS A. LODER, an individual ("Employee").

     WHEREAS, Company desires to employ Employee upon the terms and conditions hereinafter set forth, and Employee desires to be so employed;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, Company and Employee agree as follows:

1.   EMPLOYMENT

     Company hereby employees Employee as SOUTHERN SALES MANAGER of the Company with the powers an duties consistent with such position, and Employee hereby accepts such employment, on the terms and conditions hereinafter set forth. Employee, subject to the control of the Management of Company, agrees to diligently utilize his or her best efforts to further the interests of the Company and to discharge those responsibilities and duties required for the planning, development, operation, promotion and advancement of the Company, and such other duties as Company may require.

2.   TERM AND TERMINATION

     2.1 This Agreement shall terminate upon the happening of any of the following events:

          (a)  By mutual agreement between Company and Employee;

          (b)  Unilaterally by Employee without cause;

          (c)  Upon the death of Employee;

          (d) By the Company upon the good faith determination of the Chief Executive officer of Company that Employee has become so physically or mentally disabled as to be incapable of satisfactorily performing his or her duties hereunder for a period of ninety (90) days during any six month period, such determination may be based upon a certificate as to such physical or mental disability issued by a licensed physician and/or psychiatrist (as the case may be) employed by Company; or

          (e) By the Company for cause, that is to say only upon Employee's conviction of a felony, commission of any material act of dishonesty against the Company,


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          material breach of this Agreement by Employee, or misconduct by
          Employee having a substantial adverse effect on the business of the Company.

          (f) By the Company without cause, in which event (Section 2.2 to the contrary not withstanding) the Company will continue to pay Employee the full amount due as salary for a period of thirty days following notice of termination.

     2.2 In the event that this Agreement is terminated pursuant to Paragraph 2.1, neither Company nor Employee shall have any remaining duties or obligations hereunder, except that Company shall pay to Employee, or his or her representatives, such compensation as is due pursuant to Section 3. The provisions of Section 4-6 shall survive termination.

     2.3  This Agreement shall not be terminated by any:

          (a) Merger, whether the Company is or is not the surviving corporation; or

          (b) Transfer of all or substantially all of the assets of the Company; or

          (c) Voluntary or involuntary dissolution or liquidation of the Company; or

          (d)  Consolidation to which the Company is a party.

     In the event of any such merger, transfer of assets, dissolution, liquidation, or consolidation, the surviving corporation or transferee, as the case may be, shall be bound by and shall have the benefits of this Agreement, and Company shall take all action to ensure that such corporation or transferee is bound by the provisions of this Agreement.

3.   COMPENSATION

     3.1 As the total consideration for services which Employee agrees to render hereunder, Employee is entitled to the following:

          (a) Beginning on SEPTEMBER 16, 1988, or as soon thereafter as Employee begins work, an annual base salary at the rate of FIFTY SEVEN THOUSAND AND SIX HUNDRED Dollars ($57,600.00), subject to increases at the discretion of Company, in accordance with the regular and ordinary payment practices of Company. All payroll payments shall be subject to deduction of payroll taxes and related deductions as required by law.

          (b) In addition, the Employee will have an opportunity to substantially increase total cash compensation under terms of the Advanced Power Technology Sales Incentive Plan.

          (c) Participation in all plans or programs sponsored by Company for employees in general, including without limitation participation in any group health plan, medical reimbursement plan and life insurance plan, pension and profit sharing plan.


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          (d)  Reimbursement of any and all reasonable expenses incurred by
          Employee from time to time in the performance of his or her duties hereunder, including without limitation entertainment expenses and air fare, taxi, automobile, and other traveling expenses.

          (e) Upon completion of six (6) months of continuous employment, Employee shall be eligible for five (5) working days of paid vacation. Employee then continues to earn vacation in the amount of five/sixths (5/6) day per month, and on the monthly date of hire date. This results in the Employee continuing to earn vacation at the rate of ten
          (10) days per anniversary year. Paid vacation is non-cumulative and must be taken during the eighteen (18) month period following earned eligibility.

          (f) Such other benefits as Company, in its sole discretion, may from time to time provide, and which Employee qualifies for.

     3.2 Subject to the limitations contained in Paragraph 2.1 and to the Policies of the Company as adopted from time to time, if Employee shall be absent on account of personal injuries or physical or mental illness, Employee shall continue to receive all payments provided in this Agreement; provided, however, that any such payments may, at the sole option of Company, be reduced by any amount that Employee receives for the period covered by such payments as disability compensation under insurance policies maintained by Company or under governmental programs.

     3.3 Company shall have the right to deduct from the compensation due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation of Employee.

     3.4 Employee shall repay relocation expenses paid by Company if he or she voluntarily terminates employment, or is terminated for cause within one year from date of employment.

     3.5 Any payments, whether incurred by the Company or by an employee or officer of the Company on behalf of and reimbursed b the Company, including, without limitation, salary, commission, bonus, interest, rent or travel and entertainment expenses, which are disallowed in whole or in part as a deductible expense for federal income tax purposes on the grounds that said payments constitute unreasonable compensation to an employee or officer, shall be repaid by the employee or officer to the Company to the full extent of the disallowance, if the Board, in its discretion, agrees to enforce the repayment of each such amount disallowed.

4.   NON-DISCLOSURE

     Employee shall not disclose or use in any way, either during his or her employment with Company or thereafter, except as required in the course of his or her employment with Company, any confidential business or technical information or trade secrets acquired during his or her employment by Company, whether or not conceived of, discovered, developed or prepared by


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Employee, including without limitation any formulae, patterns, inventions, procedures, processes, plans, devices, products, operations, techniques, know-how, specifications, data, compilations of information, customer lists, records, financing or production methods, costs, employees, and information concerning specific customer requirements, preferences, practices and methods of doing business, all of which are exclusive and valuable property of Company.

5.   TANGIBLE ITEMS AS PROPERTY OF COMPANY

     Excluding any personal property owned by Employee prior to the date hereof, all files, records, documents, drawings, plans, specifications, manuals, books, forms, receipts, notes, reports, memoranda, studies, data, calculations, recordings, catalogues, compilations of information, correspondence and all copies, abstracts and summaries of the foregoing, instruments, tools and equipment and all other physical items related to the business of Company, other than a merely personal item of a general professional nature, whether of a public nature or not, and whether prepared by Employee or not, are and shall remain the exclusive property of Company and shall not be removed from the premises of Company under any circumstances whatsoever without the prior written consent of Company, and the same shall be promptly returned to Company by Employee on the expiration or termination of his or her employment with Company or at any time prior thereto upon the request of Company.

6.   SOLICITATION OF EMPLOYEES

     Both during and within one year after the period of employment, Employee shall not in any way attempt to interfere with the business of Company and, shall not call on, solicit, interfere with or attempt to entice away, either directly or indirectly, any employee of Company with whom he or she became acquainted during his or her employment with Company, either for his or her own benefit or purposes or for the benefit or purposes of any other person, partnership, corporation, firm, association or other business organization, entity or enterprise.

7.   INJUNCTIVE RELIEF

     Employee hereby acknowledges and agrees that it would be difficult to fully compensate Company for damages resulting from the breach or threatened breach of Sections 4, 5, and 6 of this Agreement, and accordingly, that Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such Sections without the necessity of proving actual damages therewith. This provision with respect to injunctive relief shall not, however, diminish Company's right to claim and recover damages.

8.   INDEMNIFICATION

     Company shall, to the maximum extent permitted by law, indemnify and hold Employee harmless against expenses, including reasonable attorney's fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Employee's employment with Company if Employee, in incurring the above expenses, acted in good faith and in a manner Employee believed to be in the best interests of Company and, in the case of a criminal proceeding, had no reasonable cause to believe Employee's conduct was unlawful.


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9.   SEVERABLE PROVISIONS

     The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

10.  BINDING AGREEMENT

     This Agreement shall inure to the benefit of and shall be binding upon Company, its successors and assigns.

11.  CAPTIONS

     The Section captions are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

12.  ENTIRE AGREEMENT

     This Agreement, together with that offer of employment dated AUGUST 30, 1988 a copy of which is attached hereto and incorporated herein, contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth in these documents. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

13.  GOVERNING LAW

     This Agreement shall be governed and construed in accordance with the laws of the state of Oregon.

14.  NOTICES

     Any notice or demand required or permitted to be given hereunder shall be in writing and shall be deemed effective upon the personal delivery thereof or, if mailed, forty-eight hours after having been deposited in the United States mails, postage prepaid, and addressed to the party to whom it is directed at the address et forth below:

     If to Company:

     ADVANCED POWER TECHNOLOGY, INC.
     405 S. W. Columbia Street
     Bend, Oregon  97702

     With a copy to:
     Kathy Gawne-Doxsee
     Freshman, Marantz, Orlanski
     Cooper & Klein


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     9100 Wilshire Blvd., suite 8-E
     Beverly Hills, CA 90212

     If to EMPLOYEE

     ----------------------------------
     ----------------------------------
     ----------------------------------

Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.



                   ADVANCED POWER TECHNOLOGY, INC.
                   a Delaware corporation ("Company")


                   By:    S/S
                         Patrick Sireta
                         President and Chief Executive Officer



                            S/S
                    -----------
                   ("Employee")


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                         [ADVANCED POWER TECHNOLOGY LETTERHEAD]



Tom Loder                                                      August 30, 1988
207 Timber Ridge Lane
Coppell, TX 75019

Dear Tom:

         All of us at APT are delighted with your decision to join the company as its Southern Sales Manager, reporting to Terry Bowman, APT Marketing and Sales Manager.

         This letter confirms the terms of our discussions of last week and our most recent telephone conversation. Your annual salary will be $57,600 and you will be offered the possibility to buy 15,000 shares of common stock of APT at the price of $0.059 per share upon your joining the company and subject to the approval of the Board of Director. The payment of these shares, $885, will be made in cash or in the form of a one (1) year note bearing 10% annual interest rate. You will also be eligible for all the benefits provided by the company, including Group Medical and Dental coverages, Life Insurance, and the 401K program.

         In addition, you will participate in APT's Sales Incentive Compensation Program. This program provides you with the opportunity to earn commission on the sales booked in your territory as well as new account bonuses. A draft of the "Southern Sales Manager Incentive Compensation Agreement" for the period September 1, 1988 to December 31, 1988 is enclosed for reference.

         This letter constitutes a formal offer of employment to join Advanced Power Technology in the capacity of Southern Sales Manager. The Company's policies and procedures require that you sign the attached Employment Agreement on your first day of employment. Let me know if you have any questions about it.

         After you have a chance to review the terms of this letter, please give me a call to discuss when you will be able to joint APT and any other point which might still be open.

         Again, we are all extremely pleased to have you join us and we look forward to welcoming you soon.



                                       Sincerely,

                                       /s/ Patrick Sireta

                                       Patrick Sireta
                                       President and Chief Executive Officer
                                       Advanced Power Technology, Inc.